                                         Deutsche Bank Structured Equity Sales +1 212 250-9905
  S and P Plus Tracker Notes Linked to the S and P 500(R) Total Return Index and the Deutsche Bank Equity Mean Reversion Alpha Index (EMERALD)

                                                           Alternative Investment

Indicative Terms as of June 28, 2010
CUSIP:                                          2515A0 5L 3
Issuer:                                         Deutsche Bank AG, London Branch
Maturity / Tenor:                               13 months
Basket:                                         The Securities are linked to the performance of the S and P 500(R) Total Return Index
                                                ("S and P 500 Total Return Index," Bloomberg: SPTR) and the Deutsche Bank Equity
                                                Mean Reversion Alpha Index ("EMERALD," Bloomberg: DBVEMR), each a "Basket Index"
                                                and collectively, the "Basket Indices."
Redemption Amount:                              You will receive a cash payment on the Maturity Date or Redemption Trigger
                                                Payment Date, as applicable, per $1,000 security face amount, calculated as follows:
                                                                                             [OBJECT OMITTED]
                                                Your investment will be fully exposed to any depreciation in the S and P 500 Total
                                                Return Index and two times any depreciation in EMERALD.
Initial Basket Level:                           100
Final Basket Level:                             The Basket Level as determined by the Calculation Agent on the Final Valuation
                                                Date or the Redemption Trigger Valuation Date, as the case may be.
Basket Level:                                   On any trading day:
                                                100 x [(1 + S and P 500 Total Return Index Performance + (2 x EMERALD Performance))]
S and P 500 Total Return Index Performance:     [OBJECT OMITTED]
EMERALD Performance:                            [OBJECT OMITTED]
Initial Reference Level:                        The closing level for the respective Basket Index on the Trade Date.
Final Reference Level:                          The closing level for the respective Basket Index on the Final Valuation Date,
                                                Redemption Trigger Valuation Date or the applicable trading day, as the case may
                                                be.
S and P 500 Total Return Adjustment Factor:     0.9915
EMERALD Adjustment Factor:                      1 - (0.01 x Days / 365), where "Days" equals the number of calendar days from, and including, the Trade Date to, but excluding, the Final Valuation Date or the
                                                Redemption Trigger Valuation Date, as applicable.
Redemption Trigger Level:                       40
Redemption Trigger Event:                       A Redemption Trigger Event occurs if the Basket Level on any trading day is less than the Redemption Trigger Level (such trading day, the "Redemption Trigger
                                                Valuation Date"). The securities will be redeemed by the Issuer for the
                                                Redemption Amount calculated as of the Redemption Trigger Valuation Date, with payment made on the date that is five business days after the Redemption Trigger
                                                Valuation Date (the "Redemption Trigger Payment Date").
Discounts and Commissions:                      The Agent will not receive a commission in connection with the sale of the securities. The Agent may pay referral fees to other broker-dealers of up to
                                                0.50% or $5.00 per $1,000 face amount. The Agent may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 face amount. DBSI, the agent for this offering, is our affiliate. For more information see "Underwriting
                                                (Conflicts of Interest)" in term sheet No. 916.
Agent:                                          Deutsche Bank Securities Inc.

                              Best Case Scenario at Maturity

    If the Final Basket Level is greater than the Initial
   Basket Level, investors will receive 100% of the
   appreciation of the Basket Level, which will include
            Adjustment Factors relating to each Basket Index.

                      Worst Case Scenario

   If a Redemption Trigger Event occurs at any time, the
   securities will be redeemed by the Issuer, and you will
   lose a significant portion, and may lose all, of your
   investment in the securities.

                            Benefits

    o   Participation in the performance of the Basket Indices with uncapped upside potential, reduced by the Adjustment Factors.

                             Risks

    o   Exposed to one times the performance of the S and P 500 Total Return Index and two times the performance of EMERALD

    o   If a Redemption Trigger Event occurs at any time, the securities will be redeemed by the Issuer, and you will lose a significant portion, and may lose all, of your investment in the securities.

    o   EMERALD has limited performance history.

    o   An investment in the securities is subject to the credit of the Issuer.

                        Important Dates

    Offering Period:.........June 28 - July 27, 2010
    Trade Date:........................July 27, 2010
    Settlement Date:...................July 30, 2010
    Final Valuation Date:............August 26, 2011

    Maturity Date:.......August 31, 2011 (13 months)

                   ISSUER stocktickerFREE WRITING PROSPECTUS
                                  Filed Pursuant to Rule 433
                       Registration Statement No. 333-162195
                                          Dated June 28, 2010

             NOT FDIC / NCUA INSURED OR GUARANTEED
         stocktickerMAY LOSE VALUE * NO BANK GUARANTEE
                         NOT A DEPOSIT
     NOT INSURED OR GUARANTEED BY ANY FEDERAL GOVERNMENTAL
                             AGENCY

Return Scenarios at Maturity
Final Basket Level	Percentage Change in Basket	Payment at Maturity (per $1,000 invested)	Return on Securities (%)
160.00	60.00%	$ 1,600.00	60.00%
140.00	40.00%	$ 1,400.00	40.00%
120.00	20.00%	$ 1,200.00	20.00%
110.00	10.00%	$ 1,100.00	10.00%
105.00	5.00%	$ 1,050.00	5.00%
100.00	0.00%	$ 1,000.00	0.00%
95.00	-5.00%	$ 950.00	-5.00%
90.00	-10.00%	$ 900.00	-10.00%
80.00	-20.00%	$ 800.00	-20.00%
60.00	-40.00%	$ 600.00	-40.00%
40.00	-60.00%	$ 400.00	-60.00%
This hypothetical scenario analysis table illustrates the Redemption Amounts payable on the Maturity Date per $1,000 security face amount for hypothetical performances of the Basket. Hypothetical results are neither an indicator nor a guarantee of future returns. Actual results may vary, perhaps materially, from this analysis. The numbers appearing have been rounded for ease of analysis.  For purposes of this table and these examples, it is assumed that a Redemption Trigger Event does not occur. If a Redemption Trigger Event occurs, you will lose a significant portion of your investment in the securities. The calculation of the Basket Level includes Adjustment Factor components. As a result, the performance of the Basket Indices will need to more than offset the Adjustment Factors for the return on the securities to be positive.

Selected Risk Factors An investment in the securities involves significant risks. You should read “Risk Factors” in term sheet No. 916 for detailed information about the risks listed below.
ACCELERATED LOSS AND NO PROTECTION AGAINST LOSS — The securities offer 100% participation in the appreciation or depreciation of the S&P 500 Total Return Index and 200% in the appreciation or depreciation of EMERALD, each reduced by the respective adjustment factors. In the case of EMERALD, the investor is exposed to two times any appreciation or depreciation of such index. Any negative S&P 500 Total Return Index Performance will be combined with two times any negative EMERALD Performance in calculating the Redemption Amount, resulting in an accelerated loss on your investment. Your payment at maturity or upon a Redemption Trigger Event will be further reduced by the S&P 500 Total Return Index Adjustment Factor and the EMERALD Adjustment Factor.
YOUR SECURITIES ARE EXPOSED TO ONE TIMES THE PERFORMANCE OF THE S&P 500 TOTAL RETURN INDEX AND TWO TIMES THE PERFORMANCE OF EMERALD — Because the securities are linked to EMERALD on a two-times leveraged basis, any negative performance of EMERALD will have a substantial effect on your return even though the performance of the Basket is based on the appreciation or depreciation of the Basket as a whole.
EARLY REDEMPTION UPON A REDEMPTION TRIGGER EVENT — If the Basket Level is less than the Redemption Trigger Level at the close of any trading day during the term of the securites, we will redeem the securities early. The Redemption Amount will be calculated using the Final Basket Level on the Redemption Trigger Valuation Date, and you will lose a significant portion, and may lose all, of your initial investment. Once a Redemption Trigger Event occurs, early redemption by us will be automatic. In addition, you will not benefit from any increase in the Basket Level that may occur after the Redemption Trigger Valuation Date, and you may not be able to reinvest your money in a comparable investment.CREDIT RISK — The payment of amounts owed to you under the securities is subject to the Issuer’s ability to pay. Consequently, you are subject to risks relating to the creditworthiness of Deutsche Bank AG.
EMERALD STRATEGY RISK — EMERALD reflects a strategy that aims to monetize any negative serial correlation exhibited by the S&P 500 Index by periodically buying daily volatility and selling weekly volatility on the S&P 500 Index. EMERALD will appreciate if daily realized volatility exceeds weekly realized volatility over a given week, and decline if daily realized volatility is less than weekly realized volatility over a given week.  There is no assurance that any negative correlation between the daily volatility and weekly volatility on the S&P 500 Index will exist at any time during the term of the securities and the strategy of buying daily volatility and selling weekly volatility may not be successful.
EMERALD HAS VERY LIMITED PERFORMANCE HISTORY — Calculation of EMERALD began on October 12, 2009. Therefore, EMERALD has very limited performance history and no actual investment which allowed tracking of the performance of EMERALD was possible before that date.
OUR RESEARCH OPINIONS COULD AFFECT THE LEVEL OF THE BASKET INDICES AND THE VALUE OF THE SECURITIES — We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the securities, which could affect the Basket Level or the value of the securities.
LACK OF LIQUIDITY — There may be little or no secondary market for the securities. The securities will not be listed on any securities exchange.

TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES MAY IMPAIR THE VALUE OF THE SECURITIES — We or our affiliates may hedge our exposure from the securities by entering into equity and equity derivative transactions. Such trading and hedging activities may affect the Basket Indices and make it less likely that you will receive a return on your investment. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may engage in trading in instruments linked to the Basket Indices on a regular basis. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Basket Indices. By introducing competing products into the marketplace, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the securities.
POTENTIAL CONFLICTS — Because we and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities, and being the index sponsor of the Basket Indices, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — Certain built-in costs, such as our estimated cost of hedging, are likely to adversely affect the value of the securities prior to maturity, and may adversely affect the price, if any, at which the Issuer or its affiliates may be willing to purchase the securities from you in the secondary market. You should be willing and able to hold your securities to maturity.
MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the levels of the Basket Indices on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.
THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — Significant aspects of the U.S. federal income tax treatment of the securities are uncertain, and the Internal Revenue Service or a court might not agree with the tax consequences described in the accompanying term sheet.
See “Risk Factors” in the accompanying term sheet for more information.
Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents including term sheet No. 916 that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, term sheet No. 916 and this fact sheet if you so request by calling toll-free 1-800-311-4409.
You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Deutsche Bank Structured Equity Sales    +1 212 250-9905